Exhibit 10.8

MARATHON OIL CORPORATION
2016 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
with 3-year cliff vesting
{insert grant date}

Non-Employee Director

Pursuant to this Award Agreement and the Marathon Oil Corporation 2016 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), a non-employee director of the Corporation, on {DATE} (the “Grant Date”), [NUMBER] restricted stock units (“Restricted Units”) representing the right to receive shares of Common Stock. The number of Restricted Units awarded is subject to adjustment as provided in Section 13 of the Plan, and the Restricted Units are subject to the following terms and conditions:

1.    Relationship to the Plan. This grant of Restricted Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, that have been adopted by the Committee. Except as defined in this Award Agreement (including in Section 9), capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.	Vesting and Forfeiture of Restricted Units.

(a)    The Restricted Units shall vest in full on the third anniversary of the Grant Date.

(b)    The Restricted Units shall vest in full, irrespective of the limitations set forth in subsection (a) above, upon termination of the Participant’s service as a non-employee director of the Corporation.

3.    Dividend Equivalents. During the period of time between the Grant Date and the earlier of the date the Restricted Units vest or are forfeited, the Participant shall be entitled to receive dividend equivalent payments, in cash, from the Corporation on the Restricted Units. Payment of a dividend equivalent, if any, shall be made within 30 days of the date on which the Restricted Units vest pursuant to Section 2 of this Award Agreement, but in any event no later than March 15 of the year following the year in which the Restricted Units vest.

4.    Issuance of Shares. During the period of time between the Grant Date and the date on which the Restricted Units vest, the Restricted Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive shares of Common Stock, subject to the terms and conditions applicable to the Restricted Units under the Plan and this Award Agreement. Upon the vesting of the Participant's Restricted Units pursuant to Section 2 of this Award Agreement, a number of shares of Common Stock equal to the number of vested Restricted Units shall be registered in the name of the Participant. Such registration shall occur on the earlier of (i) the first day of the calendar month following the expiration of 45 days after the Participant’s Separation from Service (or, in the event of a Separation from Service of a specified employee not on account of death, the first day of the calendar month that begins at least six months after such Separation from Service) or (ii) the first day of the calendar month following the third anniversary of the Grant Date. In no event shall such registration occur later than 75 days after the date on which Restricted Units vest unless the Participant is a specified employee for purposes of Section 409A. No fractional shares will be issued and any rights to fractional shares of Common Stock will be forfeited without compensation for such fractional shares.

5.    Taxes. In all cases the Participant will be responsible to pay all required withholding taxes associated with the Restricted Units. Pursuant to Section 10 of the Plan, the Corporation or its designated representative (which may be a Subsidiary) shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Units pursuant to Section 2 of this Award Agreement, or from other compensation payable to the Participant, at the time of the vesting of the Restricted Units and issuance of shares of Common Stock or such other time as may be required under applicable law, to sell or permit the sale of shares of Common Stock to pay such applicable taxes, or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding.

6.    Nonassignability. Upon the Participant’s death, the Restricted Units shall vest in accordance with section 2(b) above, and shares of Common Stock shall be transferred to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Restricted Units shall have no effect.

7.    No Continued Service Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued service as a non-employee director of the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

8.    Nature of the Grant. In accepting this Award Agreement, the Participant acknowledges that:

(a)    the grant of Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Units, or benefits in lieu of Restricted Units even if Restricted Units have been awarded repeatedly in the past; and

(b)    Restricted Units are not part of normal or expected compensation for any purpose, and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or its Subsidiaries.

9.Data Privacy. By accepting the Restricted Units subject to the terms of this Award Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data, including but not limited to items of data described in this Section 9, by and among Marathon Oil Corporation and its Subsidiaries and affiliates (collectively referred to as “Marathon Oil” in this Section 9) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that Marathon Oil holds certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to shares of stock or units awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Section 9). The Participant understands and agrees that Data may be transferred to one or more third parties assisting Marathon Oil in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of citizenship, country of residence or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country of citizenship or country of residence. The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting the Office of the Secretary of the Corporation. The Participant, by acceptance of the Restricted Units subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit the shares following the lapse of applicable restrictions, and reporting to applicable tax and other legal authorities. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data to correct inaccuracy, or refuse or withdraw the consent provided herein, without cost, by contacting the Office of the Secretary of the Corporation. The Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan, and the Participant may obtain additional information about the consequences of refusing to consent or withdrawing consent by contacting the Office of the Secretary of the Corporation.

10.Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant. Without the consent of the Participant, this Award Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Corporation for the benefit of the Participant or to add to the rights of the Participant or to surrender any right or power reserved to or conferred upon the Corporation in this Award Agreement; provided, in each case, that such changes or corrections shall not adversely affect the rights of the Participant under this Award Agreement without the Participant’s consent, or (iii) to make such other changes as the Corporation, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws.